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Roberts Realty Investors, Inc.

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ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway, Suite 302
Atlanta, Georgia 30350

July 13, 2005

Dear Shareholders:

I cordially invite you to attend our annual meeting of shareholders of Roberts Realty Investors, Inc. at 10:00 a.m. on Tuesday, August 16, 2005, at the Westin Atlanta North at Perimeter, located at Seven Concourse Parkway, Atlanta, Georgia. Enclosed are the Notice of Meeting and Proxy Statement, which contain information regarding the election of your directors. A copy of our 2004 annual report with our Form 10-K is also enclosed.

Although I would like each shareholder to attend the annual meeting, I realize, for some, this is not possible. Regardless of whether or not you plan to attend, I would appreciate your taking time to complete, sign, and return the enclosed proxy card promptly. A postage-paid envelope is enclosed for your convenience.

Your vote is important and I appreciate the time and consideration that I am sure you will give it.

Sincerely,

Charles S. Roberts
President and Chief Executive Officer

ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway, Suite 302
Atlanta, Georgia 30350

July 13, 2005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 16, 2005

The annual meeting of shareholders of Roberts Realty Investors, Inc. will be held on Tuesday, August 16, 2005, at 10:00 a.m., at the Westin Atlanta North at Perimeter, located at Seven Concourse Parkway, Atlanta, Georgia, for the following purposes:

(1)	to elect two directors to serve three-year terms; and

(2)	to transact any other business that properly comes before the meeting or any adjournment of it.

The directors have set the close of business on June 30, 2005 as the record date to determine the shareholders who are entitled to vote at the meeting.

If you do not expect to attend the meeting in person, please mark, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope.

Michael A. Quinlan
Secretary

PROXY STATEMENT
FOR
THE ANNUAL MEETING OF SHAREHOLDERS
OF ROBERTS REALTY INVESTORS, INC.
TO BE HELD ON AUGUST 16, 2005

VOTING PROCEDURES

Who is asking for my vote?

     The board of directors of Roberts Realty is soliciting the enclosed proxy for use at the annual meeting on August 16, 2005. If the meeting is adjourned, we may also use the proxy at any later meetings for the purposes stated in the notice of annual meeting.

How do your directors recommend that shareholders vote?

     The directors recommend that you vote FOR the election of the two nominees for director.

Who is eligible to vote?

     Shareholders of record at the close of business on June 30, 2005 are entitled to be present and to vote at the meeting or any adjourned meeting. We are mailing these proxy materials to shareholders on or about July 13, 2005.

What are the rules for voting?

     As of the record date, we had 5,686,712 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. All of the shares of common stock vote as a single class.

     You may vote:

•	By mail by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to be sure that all your shares are voted.

•	In person at the meeting. We will pass out written ballots to any shareholder of record who wants to vote at the meeting. If you hold your shares through a brokerage account, however, you may not vote at the meeting by ballot. Instead, you must request a legal proxy from your stockbroker to vote at the meeting.

     Shares represented by signed proxies will be voted as instructed. If you sign the proxy but do not mark your vote, your shares will be voted as the directors recommend. Voting results will be tabulated and certified by our transfer agent, Wachovia Bank, National Association.

     Our management knows of no other matters to be presented or considered at the meeting, but your shares will be voted at the directors’ discretion on any of the following matters:

•	Any matter about which we did not receive written notice a reasonable time before we mailed these proxy materials to our shareholders.

•	The election of any person as a director in lieu of any person nominated if the nominee is unable to serve or for good cause will not serve. We do not contemplate that any nominee will be unable to serve.

•	Matters incident to the conduct of the meeting.

     A majority of our outstanding shares of common stock as of the record date must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. In determining whether we have a quorum at the annual meeting for purposes of all matters to be voted on, all votes “for” and all votes to “withhold authority” will be counted. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting. If a quorum is present, abstentions will have no effect on the voting for directors.

     If you hold your shares through a brokerage account, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters, including election of directors. When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. At our meeting, these shares will be counted as voted by the brokerage firm in the election of directors, but they will not be counted for any other matter, which would not be considered “routine” under the applicable rules. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the meeting.

     If a quorum is present, the two director nominees receiving the highest number of votes for their election will be elected as directors. This number is called a plurality. Shareholders do not have cumulative voting rights or dissenters’ rights. For any other matter coming before the meeting, the matter will be deemed to be approved if the votes cast in favor of the action exceed the votes cast opposing the action.

     If you are a shareholder of record (i.e., you hold your shares directly instead of through a brokerage account) and you change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the meeting. You may do this by:

•	Signing, dating and returning another proxy with a later date,

•	voting in person at the meeting, or

•	giving written notice to our corporate Secretary, Mr. Quinlan.

If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.

How will we solicit proxies, and who will pay for the cost of the solicitation?

     We will solicit proxies principally by mailing these materials to the shareholders, but our directors, officers and employees may solicit proxies by telephone or in person. We will pay all of the costs of the solicitation, primarily the costs of preparing, photocopying and mailing these materials.

How can a shareholder propose business to be brought before next year’s annual meeting?

     We must receive any shareholder proposals intended to be presented at our 2006 annual meeting of shareholders on or before March 15, 2006 for a proposal to be eligible to be included in the proxy statement and form of proxy to be distributed by the board of directors for that meeting. We must receive any shareholder proposals intended to be presented from the floor at our 2006 annual meeting of shareholders not less than 60 days before the meeting, except that if we give less than 40 days notice or prior public disclosure of the date of the meeting, we must receive the proposal not later than the close of business on the 10th day following the day on which we mail notice of the date of the meeting or publicly disclose the date.

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees for Election as a Director

     This section gives information about the two nominees for election as directors of Roberts Realty: Mr. Dennis H. James and Mr. Wm. Jarell Jones, who are currently directors of Roberts Realty. Our Nominations and Governance Committee has recommended that each of them be reelected to the board for a term expiring at the 2008 annual meeting of shareholders at which a successor shall be elected and shall qualify.

The board of directors recommends a vote FOR the two nominees.

     Our articles of incorporation require the board of directors to be divided into three classes as nearly equal in number as possible, and we have four other directors. The terms of office of Mr. Charles S. Roberts and Mr. Charles R. Elliott expire at the annual meeting in 2006, and the terms of office of Dr. James M. Goodrich and Mr. Ben A. Spalding expire at the annual meeting in 2007. (The directors elected Dr. Goodrich to the board in November 2004 to fill the unexpired term of Mr. George W. Wray, Jr., who passed away in August 2004.)

Biographical Information regarding Nominees for Director

     If elected, the directors serve for their respective terms and until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected.

     Dennis H. James, age 58, a director since June 1995, is Managing Director – Southeast Region, with L.J. Melody & Company, a commercial mortgage banking firm and subsidiary of CB Richard Ellis. Mr. James’ term expires at the 2005 annual meeting of shareholders. Mr. James has over 30 years experience in the mortgage banking industry and has been involved in the production of income property straight debt loans, participating mortgages, debt/equity joint ventures and sales. As Managing Director of L.J. Melody & Company, he is responsible for the Southeast Region’s overall production and investor relations. He has served on the Allstate Life Insurance Company Correspondent Advisory Council, the State Farm Life Insurance Advisory Council and the PPM Correspondent Advisory Council. Mr. James has a bachelor’s degree in Industrial Management from Georgia Tech, and his professional education includes attendance at numerous real estate institutes.

     Wm. Jarell Jones, age 57, a director since October 1994, is an attorney and has practiced law with the firm of Wm. Jarell Jones, P.C., in Statesboro and St. Simons, Georgia since November 1993. Mr. Jones’ term expires at the 2005 annual meeting of shareholders. Mr. Jones is also a Certified Public Accountant, and in 1976 he formed the public accounting firm of Jones & Kolb in Atlanta, Georgia and served as Senior Tax Partner and Co-Managing Partner until December 1988. In 1990 Mr. Jones moved to Statesboro and practiced law with the firm of Edenfield, Stone & Cox until November 1992 and then with the firm of Jones & Rutledge from November 1992 until November 1993. Mr. Jones is the Chief Executive Officer of JQUAD, Inc., a family owned holding company of timber, farming and development interests. Mr. Jones is also Chief Executive Officer and Chairman of Palmetto Realty Company, Inc. a real estate development and services company primarily involved in single-family residential lot development in coastal South Carolina and Georgia. Mr. Jones was a former director for six years and the former Chairman for two years of the Downtown Statesboro Development Authority. Mr. Jones received a bachelor’s degree in Accounting from Georgia Southern College and a J.D. degree from Woodrow Wilson College of Law.

Biographical Information regarding Continuing Directors

     Charles S. Roberts, age 58, has served as our Chairman of the Board, Chief Executive Officer and President since July 1994. Mr. Roberts’ term as a director expires at the 2006 annual meeting of shareholders. Mr. Roberts owns, directly or indirectly, all of the outstanding stock of, and is the President and sole Director of, Roberts Properties, Inc. and Roberts Properties Construction, Inc.

     In October 1970, Mr. Roberts established Roberts Properties, Inc. to develop, construct and manage real estate. Beginning in 1985, Mr. Roberts and Roberts Properties began to focus on developing upscale multifamily residential communities and have won numerous local, regional and national awards for the development of these communities. Mr. Roberts has been a frequent national speaker on the topic of developing upscale multifamily housing and has been recognized as a leader in this industry. In April 1995, Roberts Properties Management, Inc. (which we acquired in 1997) was recognized as the Property Management Company of the Year by the National Association of Home Builders. On a regional level, Roberts Properties was awarded the prestigious Southeast Builders Conference Aurora Award for the best rental apartment community eight times during the period 1988 through 2004. On a national level, Roberts Properties was awarded the prestigious Pillars of the Industry Award from the National Association of Home Builders for the best low-rise apartments in 1991 and 1992. In 1993, Roberts Properties was awarded the coveted Golden Aurora Award for best overall development in the Southeast.

     Charles R. Elliott, age 52, served as a director from October 1994 to February 1995 and became a director again in 2000. Previously he was our Secretary and Treasurer from our inception until July 15, 2002, and our Chief Financial Officer from April 1995 until July 15, 2002, when he became our Senior Vice President – Real Estate. He left Roberts Realty as a full-time employee on August 30, 2002 and returned on a full-time basis from February 17, 2003 to September 30, 2003 as our Chief Operating Officer. In this interim period he provided limited consulting services for which he was paid a fee. Mr. Elliott’s term expires at the 2006 annual meeting of shareholders. He worked for Hunneman Real Estate Corporation in Boston, Massachusetts from 1979 to 1993, most recently as a Senior Vice-President of Accounting and Finance. Mr. Elliott joined Roberts Properties in August 1993 as Chief Financial Officer and served in that role until April 1995. He holds an undergraduate degree in Accounting and a master’s degree in Finance.

     James M. Goodrich, age 64, served as a director from October 1994 to December 2001 and rejoined our board in November 2004. Dr. Goodrich is a consulting engineer and private investor. He is a trustee of the North American Electric Reliability Council, whose mission is to promote the reliability of the electricity supply for North America. Dr. Goodrich was a founder and the Executive Vice President of Energy Management Associates, which provided operations and financial planning software and related consulting services to the electric and gas utility industries, from 1975 until October 1993. He also served as a member of its board of directors until 1992, when it was sold to Electronic Data Systems Corporation. Prior to his experience with Energy Management Associates, Dr. Goodrich served in the United States Navy for five years as an officer on the staff of Admiral Hyman Rickover, where he was involved in the technical support of the design and development of nuclear power plants for the Navy.

Dr. Goodrich holds a Ph.D. in Nuclear Engineering, a master’s degree in Engineering-Economic Systems, and a bachelor of arts degree, all from Stanford University. He also holds a master’s degree in Engineering Science from George Washington University. Dr. Goodrich has appeared as an expert witness before numerous state public utility commissions, the Federal Energy Regulatory Commission, federal courts and arbitration panels.

     Ben A. Spalding, age 71, a director since October 1994, has worked part-time with Matteson Partners, an Atlanta-based executive search firm, from April 2003 to the present. Mr. Spalding’s term expires at the 2007 annual meeting of shareholders. Previously, he served from 2000 to April 2003 as Executive Vice President of DHR International, Inc., an executive search firm. Mr. Spalding was the sole shareholder of Spalding & Company, a former NASD member broker-dealer that served from 1980 to 1996 as the exclusive broker-dealer for limited partnerships sponsored by Mr. Roberts. Mr. Spalding served as President of Spalding & Company from 1980 until 1994. For the 20-year period through 1983, Mr. Spalding served in several positions with Johnson & Johnson in the health care field, most recently as Healthcare Division Sales Manager for several states in the Southeast. Mr. Spalding has a bachelor’s degree in Business Administration from Bellarmine College. He has served in numerous positions with civic and charitable organizations, including serving as a National Trustee of the Cystic Fibrosis Foundation and a member of the Board of Trustees of the Metro-Atlanta Crime Commission. He received the Cystic Fibrosis Dick Goldschmidt Award in 1986 for his efforts on behalf of the Cystic Fibrosis Foundation.

Security Ownership of Certain Beneficial Owners and Management

     The following table describes the beneficial ownership of shares of our common stock as of June 28, 2005 for:

▪	each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;

▪	each director and our named executive officer; and

▪	our directors and executive officers as a group.

     Except as noted in the footnotes, the person owns all shares and partnership units directly and has sole voting and investment power. Each of the persons known by us to beneficially own more than 5% of the common stock has an address in care of our principal office. The Number of Shares Owned column in the table includes the shares owned by the persons named but does not include shares they may acquire by exchanging units of partnership interest in Roberts Properties Residential, L.P., our operating partnership, for shares of common stock as explained in the following paragraph. The Number of Units Beneficially Owned column in the table reflects all shares that each person has the right to acquire by exchanging units for shares. Under SEC rules, the shares that can be acquired in exchange for units are deemed to be outstanding and to be beneficially owned by the person or group holding those units when computing the percentage ownership of that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

     Except as described in this paragraph, unitholders generally have the right to require the operating partnership to redeem their units. Our articles of incorporation limit ownership by any one holder to 3.7% of the outstanding shares of our common stock, with two exceptions. First, Mr. Roberts can beneficially own up to 35% of the outstanding shares. Second, any shareholder who beneficially owned more than 3.7% of our outstanding common shares on July 22, 2004, the date that we filed an amendment to our articles of incorporation revising the ownership limits, can retain indefinitely the shares the shareholder owned as of that date but cannot increase that ownership in the future. Accordingly, a unitholder cannot redeem units if upon their redemption he would hold more shares than permitted under the applicable percentage limit. A unitholder who submits units for redemption will receive, at our election, either (a) an equal number of shares or (b) cash in the amount of the average of the daily market prices of the common stock for the 10 consecutive trading days before the date of submission multiplied by the number of units submitted. Our policy is to issue shares in exchange for units submitted for redemption.

		Number of Units
Name of	Number of Shares	Beneficially		Percent of
Beneficial Owner	Owned	Owned	Total	Class(1)
Charles S. Roberts (2)	1,293,523	817,940	2,111,463	32.5%

James M. Goodrich (3)	281,847	0	281,847	5.3%

Dennis H. James	101,958	2,405	104,363	2.0%

Ben A. Spalding (4)	23,252	27,318	50,570	*

Charles R. Elliott	12,000	0	12,000	*

Wm. Jarell Jones(5)	32,012	0	32,012	*

All directors and executive officers as a group: (7 persons) (6)	1,744,592	847,663	2,592,255	39.7%

*Less than 1%.

(1) The total number of shares outstanding used in calculating this percentage is 5,686,712, the number of shares outstanding as of June 28, 2005.

(2) Includes 2,744 shares and 29,500 units owned by a family limited liability company of which Mr. Roberts is the manager. Mr. Roberts disclaims beneficial ownership of those shares and units.

(3) Includes 158,582 shares owned jointly by Dr. Goodrich and his wife, Penelope; and 108,478 shares owned by Goodrich Enterprises, Inc., all of the outstanding shares of which are owned by Dr. and Mrs. Goodrich and their sons. Each of Dr. and Mrs. Goodrich disclaims beneficial ownership of the shares held by the corporation except to the extent of their respective pecuniary interests in those shares. Dr. Goodrich’s total also includes 14,787 shares he owns through an IRA.

(4) Includes 7,564 shares owned by partnerships of which Mr. Spalding’s wife is the managing partner. Mr. Spalding’s beneficial ownership of units includes 2,917 units owned by Mrs. Spalding and 24,401 units owned by partnerships of which Mrs. Spalding is the managing partner. Mr. Spalding disclaims beneficial ownership of all units and shares owned by his wife or partnerships of which she is the managing partner.

(5) Includes 1,745 shares owned by Mr. Jones’ wife, to which Mr. Jones disclaims beneficial ownership.

(6) Includes an aggregate of 9,309 shares and 27,318 units beneficially owned by two directors’ wives, as to which shares such directors disclaim beneficial ownership.

CORPORATE GOVERNANCE

Meetings of Our Directors in 2004

     The directors meet to review our operations and discuss our business plans and strategies for the future. The board of directors met eight times in 2004. During 2004, each director (other than George W. Wray, Jr., who passed away in August 2004) attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by the committees of the board on which he served (during the period that he served). Our policy is that all directors attend the annual meeting of shareholders. All directors other than Mr. Wray attended the 2004 annual meeting.

Committees of the Board of Directors

     The board of directors has established an Audit Committee, a Nominating and Governance Committee and a Compensation Committee.

     Audit Committee. During 2004, the Audit Committee was composed of Mr. Jones, its Chairman, Mr. James, Mr. George W. Wray (until his death in August 2004) and Dr. Goodrich (beginning upon his election to the board and the Audit Committee in November 2004). The Audit Committee is currently composed of Mr. Jones, its Chairman, Dr. Goodrich and Mr. James. The board has determined that Mr. Jones is an “audit committee financial expert” and that each member of the Committee is “independent” under the SEC’s Rule 10A-3. Our Audit Committee’s functions are described in the Report of the Audit Committee below. The full Audit Committee met seven times in 2004, and the chairman and other members of the committee reviewed our quarterly reports on Form 10-Q with management and our independent auditors.

     Nominating and Governance Committee. This committee is responsible for the oversight of the composition of the board and its committees, and identification and recommendation of individuals to become board members. Our Nominating and Governance Committee is composed of Wm. Jarell Jones (Chairman), Dennis H. James and Ben A. Spalding. The board has determined that each member of the Nominating and Governance Committee is “independent” under Section 121A of the American Stock Exchange listing standards. The Nominating and Governance Committee met two times in 2004. Any shareholder interested in nominating a director should review the material described under “Nominations of Directors” below.

     Compensation Committee. This committee oversees our management of some of our human resources activities, including determining compensation for executive officers, granting restricted stock and the administering of our employee benefit plans. We adopted a new Compensation Committee Charter in May 2004 and re-established the Compensation Committee, composed of Dennis H. James (Chairman) and Wm. Jarell Jones. (In 2003, the full board had performed the functions of the Compensation Committee.) The board elected Dr. Goodrich to the Compensation Committee in February 2005. The board has determined that each member of the Compensation Committee is “independent” under Section 121A of the American Stock Exchange listing standards. The Compensation Committee met two times in 2004. For more information regarding our compensation policies, see Report of the Compensation Committee on Executive Compensation below.

Report of the Audit Committee

     Our Audit Committee operates under a written charter adopted by the board, which revised the charter on May 19, 2004. A copy of our Audit Committee Charter was included as Annex A to the proxy statement for our 2004 annual meeting of shareholders.

     Our Audit Committee is responsible for providing oversight of the independent audit process and the independent auditors, reviewing our financial statements and financial statements of our subsidiaries and discussing them with management and the independent auditors, reviewing and discussing with management and the independent auditors the adequacy and effectiveness of our internal accounting and disclosure controls and procedures, and providing legal and regulatory compliance and ethics programs oversight. The Audit Committee communicates regularly with our management, including our Chief Financial Officer, and with our auditors. The Audit Committee is also responsible for conducting an appropriate review of and pre-approving all related party transactions in accordance with American Stock Exchange listing standards, and evaluating the effectiveness of the Audit Committee charter at least annually.

     To comply with the Sarbanes-Oxley Act of 2002, the Audit Committee adopted a policy that pre-approves specified audit and tax-related services to be provided by our independent auditors, Deloitte & Touche LLP. (As described below, on June 8, 2005, Deloitte & Touche advised us that it intended to resign as our independent registered public accounting firm, effective upon conclusion of its review of our interim financial information for the quarter ended June 30, 2005.) The policy forbids our independent auditors from providing the services enumerated in Section 201(a) of Sarbanes-Oxley.

     In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Audit Committee reviews our quarterly and annual reporting on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles.

     The Audit Committee has discussed with Deloitte & Touche the matters required by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (communications with audit committees); it has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1; and it has discussed with the independent auditors the independent auditors’ independence from the company and our management. The Audit Committee reported its findings to our board of directors.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC. A copy of our Annual Report on Form 10-K is enclosed with these proxy materials.

     The Audit Committee’s report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.

Wm. Jarell Jones, Chairman
James M. Goodrich
Dennis H. James

Nominations of Directors

     The responsibilities of the Nominating and Governance Committee include evaluating and recommending to the full board of directors the director nominees to stand for election at our annual meetings of shareholders. The Committee is authorized to retain search firms and to compensate them for their services.

     The Nominating and Governance Committee will examine each director nominee on a case-by-case basis regardless of who recommends the nominee. In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Committee considers the following criteria, among others: the candidate’s availability, insight, practical wisdom, professional and personal ethics and values consistent with longstanding company values and standards, experience at the policy-making level in business, real estate or other areas of endeavor specified by the board, commitment to enhancing shareholder value, and ability and desire to represent the interests of all shareholders. The Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.

     In addition to the qualification criteria above, the Nominating and Governance Committee also takes into account whether a potential director nominee qualifies as an “audit committee financial expert” as that term is defined by the SEC, and whether the potential director nominee would qualify as an “independent” director under the listing standards of the American Stock Exchange.

     The Nominating and Governance Committee evaluated our board’s two nominees, Mr. James and Mr. Jones, in light of the above criteria and recommended to the board that they be nominated for reelection as directors at the 2005 annual meeting. Our board approved that recommendation.

     The Nominating and Governance Committee will consider persons recommended by shareholders to become nominees for election as directors, provided that those recommendations are submitted in writing to our Corporate Secretary specifying the nominee’s name and qualifications for board membership. For a shareholder to nominate a director candidate, the shareholder must comply with the advance notice provisions and other requirements of Section 8 of our bylaws.

     We urge any shareholder who intends to recommend a director candidate to the Nominating and Governance Committee for consideration to review thoroughly our Nominating and Governance Committee Charter and Section 8 of Article I of our bylaws. (Copies of these documents are available upon request to Chief Financial Officer, Roberts Realty Investors, Inc., 450 Northridge Parkway, Suite 302, Atlanta, Georgia 30350. A copy of our Nominating and Governance Committee Charter was included as Annex B to the proxy statement for our 2004 annual meeting of shareholders. We currently do not have a website.)

Communications with the Board of Directors

     The board of directors has established a process for shareholders to send communications to the board of directors. Shareholders may communicate with the board as a group or individually by writing to: The Board of Directors of Roberts Realty Investors, Inc. c/o Chief Financial Officer, Roberts Realty Investors, Inc., 450 Northridge Parkway, Suite 302, Atlanta, Georgia 30350. The Chief Financial Officer may require reasonable evidence that a communication or other submission is made by a Roberts Realty shareholder before transmitting the communication to the board or board member. On a periodic basis, the Chief Financial Officer will compile and forward all shareholder communications submitted to the board or the individual directors.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation of Executive Officers

     Our executive officers are Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President, Greg M. Burnett, our Chief Financial Officer through August 12, 2005, and Michael A. Quinlan, our Vice President, Controller, Secretary, Treasurer and, after August 12, 2005, our Chief Financial Officer. Biographical information for Mr. Roberts is included above.

     Greg M. Burnett, age 42, has served as our Chief Financial Officer and Treasurer since April 1, 2004. Mr. Burnett was our Secretary from April 1, 2004 through June 21, 2005. He served as Chief Financial Officer of The Reagan Companies, an outdoor advertising and real estate management company in Salt Lake City, from October 1996 to June 2003. He worked for Gannett Outdoor Group in Kansas City, Missouri from April 1988 to October 1996, most recently as the Vice President and Midwest Region Controller. Earlier in his career, Mr. Burnett worked for a regional CPA firm based in Kansas City, Missouri. Mr. Burnett is a Certified Public Accountant and has a bachelor’s degree in Accounting from Kansas State University. As we announced on June 30, 2005, Mr. Burnett tendered his resignation that day, effective August 12, 2005.

     Michael A. Quinlan, age 45, joined the company in April 2005 and was appointed Vice President, Secretary and Controller on June 21, 2005. On June 30, 2005, he was promoted to Chief Financial Officer and Treasurer effective upon Mr. Burnett’s departure on August 12, 2005. Before joining the company, Mr. Quinlan served Cousins Properties Incorporated, a real estate investment trust engaged in the development, acquisition, financing, management and leasing of various types of properties, as Senior Vice President, Chief Accounting Officer and Controller from February 2003 through February 2005. He served as Vice President and Controller of JDN Realty Company, a real estate investment trust specializing in the development and management of retail properties, from June 2000 until February 2003 and as Vice President and Controller of JDN Development Company, Inc., a subsidiary of JDN Realty Company, from December 1997 until June 2000. From 1987 through 1997, Mr. Quinlan held various positions with The Rouse Company. He earned his bachelor’s degree in Accounting from the University of New Orleans and is a certified public accountant. Mr. Quinlan is a member of the American Institute of Certified Public Accountants and the Georgia Society of CPAs.

     Mr. Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President, is our only executive officer whose total salary and bonus exceeded $100,000 during 2004. Mr. Roberts is our “named executive officer.”

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)
Charles S. Roberts	2004	150,000	600,000
Chairman of the Board, Chief Executive	2003	150,000	0
Officer and President	2002	150,000	0

(1) Mr. Roberts earned two bonuses in 2004: (a) $300,000 bonus for the profitable sale of five apartment communities to Colonial Properties Trust and (b) $300,000 for the profitable sale of our St. Andrews at the Polo Club apartment community.

     We are not a party to any employment agreements. Although our board of directors has from time to time in the past made individual grants of shares of restricted stock to our officers, we have no equity compensation plans under which we could issue stock, restricted stock or restricted stock units, phantom stock, stock options, SARs, stock options in tandem with SARs, warrants, convertible securities, performance units and performance shares, or similar instruments. The board of directors may elect to grant restrictive shares in the future, and in each such event, the board will approve the specific issuance of shares to an individual officer or officers. Under rules of the American Stock Exchange now in effect, however, we may not grant any additional shares of restricted stock to officers, directors, employees, or consultants without approval of our shareholders. No shares are presently reserved for that purpose.

     We make payments to affiliates of Mr. Roberts under various agreements and arrangements. See Certain Relationships and Related Transactions below.

Compensation Committee Report on Executive Compensation

Introduction

     For several years, our full board of directors set base salaries and determined bonuses for our executive officers. We adopted a new Compensation Committee Charter in May 2004 and re-established the Compensation Committee, which was composed of Dennis H. James (Chairman) and Wm. Jarell Jones from May 2004 until February 2005, when the board elected James M. Goodrich to the committee. Under its charter, the Compensation Committee is charged with broad responsibility for review and oversight of executive compensation.

Base Salary Determinations for 2004 by Full Board in Early 2004

     For 2004, our full board set the base salaries for Charles S. Roberts, our President, Chief Executive Officer and Chairman of the Board, and Greg M. Burnett, our Chief Financial Officer and Secretary, who were then our only executive officers. The board made these salary determinations early in 2004 before it established the Compensation Committee. Mr. Roberts abstained from voting as a director on his own compensation.

     In early 2004, Mr. Roberts informed the board that he believed his compensation for 2003 was fair. The board decided to continue to pay Mr. Roberts his previous base salary of $150,000 per year in 2004. The board took into account a variety of factors, including individual performance, general levels of market salary increases and our overall financial results. The board assessed Mr. Roberts’ performance qualitatively and did not attach any specific weighting to the performance factors it considered. (The board also decided not to award Mr. Roberts a bonus for his 2003 performance.)

     Mr. Burnett joined us early in 2004, and his $100,000 per year salary was negotiated in connection with his hiring.

Bonuses Awarded to Mr. Roberts by the Compensation Committee for 2004 Performance

     On June 2, 2004, we sold five of our Atlanta apartment communities totaling 1,091 units to Colonial Properties Trust. The sales price was $109,150,000 or an average of $100,045 per apartment unit, resulting in a gain of $32,404,000, net of minority interest of $11,985,000. Net sales proceeds were approximately $47,016,000, or $6.51 per share/unit. On April 23, 2004, the trading day before we announced the pending sale, our stock price closed at $7.10 per share. On June 18, 2004 after the close of the sale, we paid a distribution of $4.50 per share. In light of this outstanding result for our shareholders, the Compensation Committee awarded Mr. Roberts a $300,000 bonus on the closing of the sale to Colonial.

     In making this decision, the Compensation Committee considered that we have paid Mr. Roberts an annual salary of $150,000 for more than five years, we have never paid Mr. Roberts a bonus and that Mr. Roberts personally negotiated the terms of the sale with executives of Colonial, which produced a material increase in the amount Colonial offered to pay for the communities. The Compensation Committee further noted that the payment of the bonus to Mr. Roberts was consistent with our stated compensation philosophy of rewarding executives for outstanding performance, in this case over many years as the properties sold to Colonial were developed, constructed, leased up and maintained.

     On July 29, 2004, we sold our St. Andrews at the Polo Club community in Palm Beach County, Florida to an unrelated third party for $36,000,000, resulting in a gain of $8,254,000, net of minority interest of $3,053,000. Net sales proceeds were approximately $15,113,000. We reinvested the majority of the proceeds from the sale of St. Andrews at the Polo Club in other properties through a Section 1031 tax-deferred exchange, which permits our shareholders to defer paying the tax they would otherwise incur on the gain. In light of this outstanding result for our shareholders, the Compensation Committee awarded Mr. Roberts a $300,000 bonus on the closing of the sale of St. Andrews at the Polo Club. In making this decision, the Compensation Committee considered the outstanding results obtained for our shareholders and Mr. Roberts’ personal involvement in negotiating the sale.

     In February 2005, the Compensation Committee evaluated Mr. Roberts’ performance for 2004 and discussed awarding him an additional bonus for his 2004 performance. After determining that Mr. Roberts had performed extremely well in 2004, the Compensation Committee noted that Mr. Roberts received a salary of $150,000 in 2004, that he received $600,000 in bonuses as described above, and that he or his affiliates had in 2004 and 2005 engaged in several transactions with us and had provided various services to us for which his affiliates were compensated. The Compensation Committee also reviewed information regarding the cash compensation paid to chief executive officers of other public multifamily REITs. After carefully considered the foregoing and the fact that Mr. Roberts requested that his salary remain the same, the Compensation Committee determined that Mr. Roberts would not receive an additional bonus for his 2004 performance (and that his base salary would remain at $150,000 for 2005).

Executive Compensation Policy and Philosophy

     Our executive compensation programs are based on the following guiding principles:

     Pay-for-Performance. We emphasize incentive compensation programs that reward executives for outstanding performance. These incentive programs focus on both annual and long-term performance.

     Pay Competitiveness. We believe we must offer competitive total compensation, which includes base salary and cash bonuses, to attract, motivate, and retain executive talent. Actual compensation levels, however, will vary in competitiveness from year to year, depending on corporate and individual performance.

Base Salary Program

     We determine our base salary levels based on our assessment of market compensation rates, each employee’s performance over time, and each individual’s role in the company. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities will be paid correspondingly higher salaries. We review salaries for our executive officers annually and take into account a variety of factors, including individual performance, general levels of market salary increases, and our overall financial results. Performance is assessed qualitatively, and no specific weighting is attached to performance factors considered for base salary determinations.

Bonuses

     We have a flexible program of considering the awarding of bonuses both during the year and after the end of the year for that year’s performance. Our goal in awarding bonuses is to reward and motivate key employees based on the employee’s and our performance.

Other Types of Compensation

     Although our board of directors has from time to time in the past made individual grants of shares of restricted stock to our officers, we have no equity compensation plans under which we could issue stock, restricted stock or restricted stock units, phantom stock, stock options, SARs, stock options in tandem with SARs, warrants, convertible securities, performance units and performance shares, or similar instruments.

Policy with Respect to the $1 Million Deduction Limit

     The Omnibus Budget Reconciliation Act of 1993 placed certain limits on the deductibility of non-performance based executive compensation for a company’s employees, unless certain requirements are met. Currently, we do not believe that there is risk of losing deductions under this law. In the future, we intend to consider carefully any plan or compensation arrangement that might result in the disallowance of compensation deductions. We will use our best judgment, taking all factors into account, including the materiality of any deductions that may be lost versus the broader interests of Roberts Realty to be served by paying adequate compensation for services rendered, before adopting any plan or compensation arrangement.

     The above report should not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and the above report should not otherwise be deemed filed under such Acts.

Dennis H. James, Chairman
James M. Goodrich
Wm. Jarell Jones

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the board of directors is composed of Mr. James, Mr. Jones and Dr. Goodrich. None of them was during 2004, or at any previous time, an officer or employee of Roberts Realty or Roberts Properties Residential, L.P.

Compensation of Directors

     We pay our directors who are not officers of Roberts Realty fees for their services as directors. We do not pay any director fees to Mr. Roberts, who is an officer. We pay non-officer directors an annual fee of $12,000 for attendance, in person or by telephone, at meetings of the board of directors.

     We pay additional compensation of $250 per month to Mr. Jones for serving as the Chairman of the Audit Committee and $750 per month for serving as the Chairman of the Nominations and Governance Committee. We pay additional compensation of $750 per month to Mr. James for serving as the Chairman of the Compensation Committee. In addition, we reimburse our directors for reasonable travel expenses and out-of-pocket expenses incurred in connection with their activities on our behalf.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Roberts Realty’s directors and executive officers and persons who own beneficially more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2004, our directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, except as described in the following sentence. Dennis H. James was late in filing two Form 4s that reported a total of two transactions (one of which occurred in 2003), and Ben A. Spalding was late in filing a Form 4 that reported a total of one transaction.

Total Return Performance Graph

     The following total return performance graph compares our performance to the Russell 2000 index and the index of 20 apartment equity real estate investment trusts prepared by the National Association of Real Estate Trusts, sometimes called NAREIT, over our past five fiscal years, assuming an investment of $100 and the reinvestment of any dividends or distributions. Our performance, presented for the period from December 31, 1999 through December 31, 2004, is not indicative of future results.

[Graph to be inserted by printer]

Data points that printer will use to construct the performance graph

		NAREIT
		Apartment
	Roberts	Equity
	Realty	Index	Russell 2000
December 31, 1999	100	100	100
December 31, 2000	112.16	135.53	96.98
December 31, 2001	100.99	147.27	99.39
December 31, 2002	88.85	138.21	79.04
December 31, 2003	110.04	173.44	116.38
December 31, 2004	215.52	233.64	137.72

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

     Roberts Realty conducts its business through Roberts Properties Residential, L.P., which we refer to as the operating partnership; owns a 75.1% interest in it as of June 28, 2005; and is its sole general partner. Mr. Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President, owns all of the outstanding shares of both Roberts Properties, Inc. and Roberts Properties Construction, Inc., which we refer to together as the Roberts Companies. As explained below, we have entered into transactions with these companies and paid them to perform services for us.

     Under applicable SEC rules, this section of the proxy statement describes any transaction, or series of similar transactions, since January 1, 2004, or any currently proposed transaction, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $60,000 and in which any of the following persons had, or will have, a direct or indirect material interest:

(a)	any of our directors or executive officers;

(b)	any holder we believe owns of record or beneficially more than 5% of our outstanding common stock or units; and

(c)	any member of the immediate family of any of those persons.

Notes 3 and 10 to our consolidated financial statements included in our Annual Report on Form 10-K for 2004 provide further detail regarding some of the transactions described in this section, including in some cases information for periods before 2004.

Transactions with the Roberts Companies

     Overview. We have paid substantial fees to the Roberts Companies for various types of services and will continue to do so in the future. We have purchased property from Roberts Properties, and we are obligated to use Roberts Properties for development services and Roberts Construction for construction services for some of our undeveloped properties. These various arrangements are summarized below.

     Transactions with Affiliates of Mr. Roberts. On January 4, 2001, we sold our 152-unit Rosewood Plantation community. We used the net proceeds from that sale to complete a Section 1031 tax-deferred exchange for four properties in 2001 to defer taxes we would otherwise have incurred on the gain from the sale. These transactions are described in more detail in Note 10 to the consolidated financial statements included in this report. We sold one of the properties in 2002 for a profit. Our agreements to pay development and construction fees with respect to the remaining three properties are described below.

     Acquisitions of Properties from Affiliates of Mr. Roberts and Related Arrangements.

          Addison Place Shops Retail Center. On February 27, 2001, we signed an exchange agreement with an intermediary to acquire land previously owned by Roberts Properties Jones Bridge, LLC, of which Mr. Roberts owned a 90% interest. The Addison Place Shops, a 42,090 square foot retail center on the 6.84-acre property, is located at the intersection of Abbotts Bridge Road and Jones Bridge Road in front of our Addison Place community in Alpharetta, Georgia. We entered into a cost plus 5% contract with Roberts Construction to complete the retail center. We have completed construction of the retail center except for the interior tenant finish.

          Northridge Community. On June 28, 2001, we purchased 10.9 acres of undeveloped land from Roberts Properties. We are developing a 220-unit apartment community on this site, which is located on Northridge Parkway in Atlanta adjacent to our former Highland Park community. We retained Roberts Properties to complete the design and development work for a fee of $2,500 per unit, or $550,000. We also entered into a cost plus 10% contract with Roberts Construction to build the 220 apartment units.

          Northridge Office Building. On June 28, 2001, we purchased a partially constructed office building and approximately 3.9 acres of land from Roberts Properties. The three-story, 39,907 square foot building serves as our corporate headquarters. We occupy a portion of one floor in the building, we lease the remaining space on that floor to Roberts Properties and Roberts Construction, and we are in the process of leasing the other two floors to unaffiliated tenants. Roberts Construction completed construction of the building at cost and did not earn a profit on the construction of the building.

          Peachtree Parkway Land. On December 29, 2004, we entered into a sales contract with Roberts Properties Peachtree Parkway, L.P. (“Peachtree Parkway, L.P.”) to purchase an interest in a parcel of undeveloped land in Gwinnett County, Georgia. Mr. Roberts owns 98.7% of Peachtree Parkway, L.P. In February 1995, Mr. Roberts formed Peachtree Parkway, L.P., and the partnership bought a parcel of undeveloped land in Gwinnett County fronting on Peachtree Parkway. On August 20, 2004, Mr. Roberts bought out the other limited partners in Peachtree Parkway, L.P. in accordance with the terms of its partnership agreement. On November 1, 2004, Peachtree Parkway, L.P. sold an 18% undivided interest in a 23.5-acre portion of the property to a long-term investor in partnerships sponsored by Mr. Roberts.

          On December 29, 2004, we purchased an 82% undivided interest in a 23.5-acre portion of the undeveloped land from Peachtree Parkway, L.P. for a cash purchase price of $7,770,000 (on the same terms and conditions as the investor). The land is zoned for 292 apartment units and is located across Peachtree Parkway from the upscale Forum Shopping Center. We acquired the property in a Section 1031 tax-deferred exchange funded in part by sales proceeds from the July 2004 sale of the St. Andrews at the Polo Club community. The purchase price was equal to the average of the lowest two of the three appraisals performed on the property by independent appraisers, multiplied by 82% to reflect the undivided percentage interest purchased. Our audit committee and independent directors approved the purchase, including the restrictive covenant described below.

          In acquiring the Peachtree Parkway property, we assumed and became bound by a restrictive covenant recorded in those records in favor of Roberts Properties and Roberts Construction that provides that if the then-owner of the property develops it for residential use:

(a)	Roberts Properties, or any entity designated by Mr. Roberts, will be engaged as the development company for the project and will be paid a development fee in an amount equal to $5,000 per residential unit multiplied by the number of residential units that are developed on the property, with such fee to be paid in equal monthly amounts over the contemplated development period, and

(b)	Roberts Construction, or any other entity designated by Mr. Roberts, will be engaged as the general contractor for the project on a cost plus basis and will be paid the cost of constructing the project plus 10% (5% profit and 5% overhead) with such payments to be paid commencing with the start of construction.

These terms and conditions are consistent with our previous agreements with Roberts Properties and Roberts Construction for development and construction services for residential communities. The covenant expires on October 29, 2014.

          Peachtree Dunwoody Land. On January 20, 2005, we acquired a 9.84-acre parcel of undeveloped land from Roberts Properties Peachtree Dunwoody, LLC (“Peachtree Dunwoody, LLC”) for a cash purchase price of $15,700,000. Mr. Roberts owns all of Peachtree Dunwoody, LLC. In August 1999, Mr. Roberts formed Peachtree Dunwoody, LLC, which bought a parcel of undeveloped land in Fulton County, Georgia. Peachtree Dunwoody, LLC spent two years rezoning the property and a year successfully defending a homeowners’ lawsuit against Fulton County that challenged the rezoning. The land is zoned for 120 condominium units, 236 apartment units, 210,000 square feet of office space and 56,000 square feet of retail space. We acquired the property in a Section 1031 tax-deferred exchange funded in part by sales proceeds from the sale of the St. Andrews at the Polo Club community. The purchase price was equal to the average of the lowest two of the three appraisals performed on the property by independent appraisers. In acquiring the Peachtree Dunwoody property, we assumed and became bound by a restrictive covenant recorded in those records in favor of Roberts Properties and Roberts Construction. The covenant has the same terms and conditions as the restrictive covenant related to the Peachtree Parkway land described above, except that the covenant expires on January 3, 2015. Our audit committee and independent directors approved the purchase, including the restrictive covenant.

          Westside Land. On June 30, 2005, we acquired 14.48 acres of undeveloped land from Peachtree Dunwoody, LLC for $3,313,000. Peachtree Dunwoody, LLC had previously purchased the property from Cousins Properties Incorporated on March 25, 2005. Our purchase price was equal to Peachtree Dunwoody, LLC’s purchase price of $3,269,000 (including closing costs), plus its carrying costs of $44,000 during the period it owned the land. The land is zoned for 217 residential units and is adjacent to another parcel of undeveloped land that we purchased from Cousins Properties in December 2004. The acquisition includes a right of first refusal from Cousins Properties to acquire another adjacent parcel of land zoned for 120 residential units. We acquired the property in a Section 1031 tax-deferred exchange funded by sales proceeds from our May 2005 sale of our Ballantyne Place community. Our audit committee and independent directors approved the purchase.

     Development Fees. From time to time, we pay Roberts Properties fees for various development services that include market studies, business plans, design, finish selection, interior design and construction administration. On April 14, 2005, the operating partnership entered into design and development agreements with Roberts Properties for (a) the development of Roberts Realty’s Peachtree Parkway property for a fee of $1,460,000 to be paid in nine equal monthly installments over the development period, which commenced in April 2005; and (b) the development of Roberts Realty’s Peachtree Dunwoody property for a fee of $1,780,000 to be paid in nine equal monthly installments over the development period, which commenced in April 2005. From January 1, 2004 through June 15, 2005, we paid development fees of $661,600 to Roberts Properties.

     Construction Contracts. We enter into contracts in the normal course of business with Roberts Construction. The following table summarizes certain information regarding payments to Roberts Construction for construction projects through May 31, 2005. For Ballantyne Place, we paid Roberts Construction its cost, plus a fee of 10% of its cost. For the Addison Place Shops, we have paid or will pay Roberts Construction its cost, plus a fee of 5% of its cost. We paid Roberts Construction its cost, but no additional fee, for construction of the corporate office building. On April 14, 2005, the operating partnership also entered into construction contracts with Roberts Construction for the construction of (a) a 292-unit apartment community on the Peachtree Parkway property for the cost of constructing the project plus 10%, payable monthly; and (b) 236-unit apartment and 120-unit condominium community on the Peachtree Dunwoody property for the cost of constructing the project plus 10%.

	Actual/	Total	Total	Estimated
	Estimated	Amount	Amount	Remaining
	Total Contract	Incurred	Incurred 1/1/04	Contractual
	Amount	through 5/31/05	through 5/31/05	Commitment
Ballantyne Place	$22,491,000	$22,491,000	$5,202,000	$0

Northridge Office Building	5,448,000	5,448,000	1,121,000	0

Addison Place Shops	4,624,000	4,568,000	2,646,000	56,000

	$32,563,000	$32,507,000	$8,969,000	$56,000

     Partnership Profits Interest. Between 1994 and 1996, the operating partnership acquired nine limited partnerships of which Mr. Roberts was the sole general partner. Each partnership owned an apartment community that had been developed or was in the development process. As a part of each acquisition, the operating partnership assumed an existing financial obligation to an affiliate of Mr. Roberts. That financial obligation was formalized as a profits interest in the operating partnership. As the holder of the profits interest, Roberts Properties was entitled to receive distributions of a specified percentage of the gross sales proceeds of some of the apartment communities we formerly owned. The amount distributed to Roberts Properties with respect to each affected property was limited to the amount by which the gross proceeds from the sale of that property exceeded the sum of:

▪	the debt assumed, or taken subject to, by the operating partnership in connection with its acquisition of the property;

▪	the equity issued by the operating partnership in acquiring the property; and

▪	all subsequent capital improvements to the property made by the operating partnership.

On June 2, 2004, we sold five of our Atlanta apartment communities for $109,150,000 resulting in a gain of $32,404,000, net of minority interest of $11,985,000. We paid to Roberts Properties partnership profits interest distributions totaling $3,182,000 for three of those communities: River Oaks (5% of gross sales proceeds), Preston Oaks Phase I (5% of gross sales proceeds) and Plantation Trace Phase I (6% of gross sales proceeds). We made no other profits interest distributions to Roberts Properties from January 1, 2004 to date. Because we have sold all of the communities for which we were obligated to pay a profits distribution to Roberts Properties, we will pay no further distributions of that nature in the future.

     Office Leases. On November 23, 2004, we entered into leases for office space on the third floor of the Northridge office building with Roberts Properties and Roberts Construction for a total of $4,200 per month for the period of June 1, 2004 to August 31, 2004; for a total of $5,250 per month for the period of September 1, 2004 to December 31, 2004; and for a total of $5,950 per month for the period of January 1, 2005 to March 31, 2005. At March 31, 2005, the leases convert to a month-to-month basis with the rental rate and all other terms remaining unchanged. We intend to negotiate longer-term leases with Roberts Properties and Roberts Construction within the next 60 days.

     Other Fees and Reimbursements. From January 1, 2004 to May 31, 2005, we paid Roberts Properties $128,000 for reimbursement of operating costs and expenses, and we paid Roberts Construction $12,000 for project work done at our communities. We have entered into a reimbursement arrangement for the use of an aircraft owned by Roberts Properties, which has provided transportation services to us by flying our employees, including Mr. Roberts, on trips for our business purposes. We pay Roberts Properties for these services in an amount per passenger equal to an available unrestricted coach class fare (or business class fare if no unrestricted coach class is available) for the date and time of travel on a regular air carrier. From January 1, 2004 to May 31, 2005, we paid Roberts Properties $43,000 under this policy, primarily to fly employees to and from Charlotte to complete the construction and manage the lease-up of Ballantyne Place, which we sold in May 2005, and to Palm Beach to manage the operations of St. Andrews at the Polo Club, which we sold in July 2004, and to investigate new investment opportunities in that area.

Other Related Party Transaction

     In 2004, we paid Charles Elliott, who serves on the board of directors and is our former Chief Financial Officer, $205,000 in consulting fees for services he performed on the sale of five apartment communities to Colonial Properties Trust, the sale of St. Andrews at the Polo Club, the refinancing of Ballantyne Place debt and the refinancing of Addison Place Apartments debt.

INDEPENDENT PUBLIC ACCOUNTANTS

Pending Change in Our Independent Registered Public Accounting Firm

     Deloitte & Touche LLP (“Deloitte”) has served as our independent auditors since June 2002. On June 8, 2005, Deloitte advised us that it intended to resign as our independent registered public accounting firm, effective upon conclusion of its review of our interim financial information for the quarter ended June 30, 2005. That review will be complete shortly before the annual meeting. The Audit Committee has commenced the process of selecting an independent registered public accounting firm to replace Deloitte. If we select a firm to replace Deloitte before their resignation becomes effective, as we intend, we will file a Current Report on Form 8-K with the SEC to report that action.

     The reports of Deloitte on our financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     During our most recent two fiscal years and the subsequent interim period through June 8, 2005, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreements in connection with its reports.

     During our most recent two fiscal years and the subsequent interim period through June 8, 2005, there were no “reportable events” as such term is described in Item 304 (a)(1)(v) of Regulation of S-K.

     A representative of Deloitte is expected to be present at the meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so. Approval of our accounting firm is not a matter required to be submitted to the shareholders. We also expect that representatives of our new independent registered public accounting firm will be present at the annual meeting.

Fees Paid to Our Independent Registered Public Accounting Firm

   Audit Fees

     For 2003. The aggregate fees billed by Deloitte for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2003, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year, were $111,000. During 2003, Deloitte performed a re-audit of our annual financial statements for the fiscal year ended

December 31, 2001 (which had been audited by Arthur Andersen LLP), for which we paid Deloitte $38,000.

     For 2004. The aggregate fees billed by Deloitte for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2004, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year, were $116,000.

   Audit Related Fees

     We did not engage either Deloitte to provide, and they did not bill us for, professional services that were reasonably related to the performance of the audit of our 2003 or 2004 financial statements, but which are not reported in the previous paragraph.

  Tax Fees

     For 2003. The aggregate fees billed by Deloitte for professional services rendered related to tax compliance, tax advice, and tax planning for the fiscal year ended December 31, 2003, were $86,525.

     For 2004. The aggregate fees billed by Deloitte for professional services rendered related to tax compliance, tax advice, and tax planning for the fiscal year ended December 31, 2004, were $120,675.

   All Other Fees

     Deloitte did not bill us for any services for the fiscal years ended December 31, 2003 and December 31, 2004 other than for the services described above.

Pre-Approval Policy

     Our audit committee pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.

     General. The audit committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the audit committee. Any proposed services exceeding pre-approved cost levels requires specific pre-approval by the audit committee.

     Audit Services. The annual audit services engagement terms and fees are subject to the specific pre-approval of the audit committee. In addition to the annual audit services engagement specifically approved by the audit committee, the audit committee has granted general pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.

     Audit-related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are traditionally performed by the independent auditor. The audit committee believes that the provision of audit-related services does not impair the independence of the auditor.

     Tax Services. The audit committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. The audit committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

     All Other Services. The audit committee has granted pre-approval to those permissible non-audit services classified as “all other services” that it believes are routine and recurring services, and would not impair the independence of the auditor.

     Pre-Approval Fee Levels. To facilitate management’s day-to-day conduct of our business, the audit committee deemed it advisable and in our best interests to permit certain routine, non-audit services without the necessity of pre-approval by the audit committee. Therefore, the audit committee expects to establish a pre-approval fee level per engagement. Any proposal for services exceeding this level will require specific pre-approval by the audit committee. Although management may engage non-audit services from our independent auditor within this limit, management cannot enter into any engagement that would violate the SEC’s rules and regulations related to auditor independence. These non-audit service engagements are to be reported to the audit committee as promptly as practicable.

EXHIBITS TO OUR 2004 ANNUAL REPORT ON FORM 10-K

     Included with these proxy materials is a copy of our 2004 Annual Report on Form 10-K, without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. Please direct your request to Michael A. Quinlan, Secretary, 450 Northridge Parkway, Suite 302, Atlanta, Georgia 30350.

ROBERTS REALTY INVESTORS, INC.

450 Northridge Parkway

Suite 302

Atlanta, Georgia 30350

Telephone: (770) 394-6000

Creating Communities for Superior Lifestyles™

ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway, Suite 302
Atlanta, Georgia 30350
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
ANNUAL MEETING OF SHAREHOLDERS, AUGUST 16, 2005

     The shareholder(s) who sign this proxy card on the reverse side appoint Michael A. Quinlan and Charles R. Elliott, and each of them, proxies, with full power of substitution, for and in their name(s), to vote all shares of common stock of Roberts Realty Investors, Inc. that such person(s) hold of record at the annual meeting of shareholders to be held on Tuesday, August 16, 2005, at 10:00 a.m., E.D.T., at the Westin Atlanta North at Perimeter, located at Seven Concourse Parkway, Atlanta, Georgia and at any adjournment of the meeting. The signing shareholder(s) acknowledge receipt of the Notice of Annual Meeting and Proxy Statement and direct the proxies to vote as follows on the matter described in the accompanying Notice of Annual Meeting and Proxy Statement and otherwise in their discretion on any other business that may properly come before, and matters incident to the conduct of, the meeting or any adjournment of it, as provided in the Proxy Statement.

1. Proposal to elect the nominees listed to the right as directors:	NOMINEES: Dennis H. James and Wm. Jarell Jones

☐ FOR: nominees listed at right (except as indicated to the contrary below)	☐ WITHHOLD authority to vote for both nominees

INSTRUCTIONS: To withhold authority to vote for an individual nominee, write the applicable name in the space provided below:

(Continued and to be signed on the reverse side)

Please sign and date this proxy as your name appears below and return immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE STATED PROPOSAL.

Signature of Shareholder

Signature if held jointly

Dated: , 2005

IMPORTANT: If shares are jointly owned, both owners should sign. If signing as attorney, executor, administrator, trustee, guardian, or other person signing in a representative capacity, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.